As filed with the Securities and Exchange Commission on March 14, 2000
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ATOMIC BURRITO, INC.
             (Exact name of registrant as specified in its charter)

          Oklahoma                                     84-1131343
   (State of Incorporation)                (I.R.S. Employer Identification No.)

                         1601 NW Expressway, Suite 1610
                          Oklahoma City, Oklahoma 73118
                    (Address of principal executive offices)

                        Omnibus Equity Compensation Plan
                            (Full title of the Plan)

                               James E. Blacketer
                      President and Chief Executive Officer
                         1601 NW Expressway, Suite 1610
                          Oklahoma City, Oklahoma 73118
                                  405-848-0996
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 Gary W. Derrick
                              Derrick & Briggs, LLP
                           Bank One Center, 20th Floor
                              100 N. Broadway Ave.
                          Oklahoma City, Oklahoma 73102
                                  405-235-1900

                         CALCULATION OF REGISTRATION FEE


Title of                        Proposed
Securities                       Maximum        Proposed Max-       Amount of
  To Be      Amount To Be     Offering Price    imum Aggregate     Registration
Registered  Registered (1)    Per Share (2)   Offering Price(2)      Fee (2)
--------------------------------------------------------------------------------
 Common     572,208 shares        $.75            $429,156           $113.30
 Stock
 $.001
 par value
--------------------------------------------------------------------------------
(1) The number of shares being registered is the number of shares issuable under the Atomic Burrito, Inc. Omnibus Equity Compensation Plan (the "Plan"), pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Act").
(2) Pursuant to Rule 457(h)(1) the Registration Fee was computed on the basis of the price at which initial options may be exercised.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

        The following documents filed by Atomic Burrito, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

        (1) the latest annual report of the Company filed pursuant to Section13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange
Act"), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act") that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

        (2) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (1) above;

        (3) the description of the Company's Common Stock, par value $.001 per share, contained in the proxy statement for the 1999 annual meeting of shareholders filed under Section 14 of the Exchange Act.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        The legality of the Common Stock offered hereby will be passed upon for the Company by Derrick & Briggs LLP, Oklahoma City, Oklahoma.

Item 6. Indemnification of Directors and Officers

        The Company's Certificate of Incorporation contains provisions permitted under Oklahoma law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:
o       any breach of the director's duty of loyalty;

o acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

o payment of dividends or approval of stock repurchases or redemptions that are unlawful under Oklahoma law; or

o any transaction from which the director derives an improper personal benefit.

        These provisions do not limit or eliminate the Company's rights or any shareholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under Federal securities laws.

        The Company's bylaws require the Company to indemnify its directors and executive officers to the fullest extent not prohibited by the Oklahoma law. The Company may limit the extent of such indemnification by individual contracts with its directors and executive officers. Further, the Company may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against the Company or its directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our board of directors.

        At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company for which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

        The Company has the power to indemnify its other officers, employees and other agents, as permitted by Oklahoma law, but it is not required to do so.

Item 7. Exemption From Registration Claimed

        Not applicable.

Item 8.  Exhibits
        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

        (1) The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2) The undersigned  Registrant  hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on March 9, 2000.

                                   Atomic Burrito, Inc.

                                   By:/s/ James E. Blacketer
                                      --------------------------------------
                                      James E. Blacketer
                                      President and Chief Executive Officer


                                Power of Attorney

        Each person whose signature appears below constitutes and appoints James
E. Blacketer as his attorney-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                        Title                       Date
         ---------                        -----                       ----

                                   President and Director
     James E. Blacketer         (Principal Executive Officer)     March 9, 2000
  --------------------------
     James E. Blacketer
                                Chief Financial Officer and
                                Secretary (Principal Financial
     Dominic W. Grimmett               and Accounting)            March 9, 2000
  --------------------------
     Dominic W. Grimmett


        Joe R. Love                        Director               March 9, 2000
   -------------------------
        Joe R. Love


       John R. Ritter                      Director              March 14, 2000
   -------------------------
       John R. Ritter


       John E. Adams                       Director               March 9, 2000
   --------------------------
       John E. Adams

                                  EXHIBIT INDEX

                                                                    Sequential
                                                                       Page
Exhibit Number             Description                                Numbers
--------------             -----------                              ----------

5.1              Opinion of Derrick & Briggs LLP

23.1             Consent of Gray & Northcutt, Inc.,
                 Independent Accountants

23.2 Consent of Derrick & Briggs LLP is contained in Exhibit 5.1 to this Registration Statement

24.1             Power of Attorney is contained on the
                 signature pages

99.1             Omnibus Equity Compensation Plan